FOR IMMEDIATE RELEASE

ALEXANDER & BALDWIN, INC. ANNOUNCES LEADERSHIP TRANSITION
Benjamin to Retire, Parker Appointed CEO

HONOLULU, Feb. 1, 2023 /PRNewswire/ — Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company"), a premier Hawai`i commercial real estate company, today announced that Lance K. Parker, currently A&B’s president & chief operating officer (COO), has been appointed the Company’s new president & chief executive officer (CEO) effective July 1, 2023. Parker will succeed CEO Christopher J. Benjamin who will retire on June 30 but serve as a consultant through the end of 2023 to ensure a smooth transition and complete various aspects of A&B’s simplification strategy.

“When Chris became CEO, his mandate was to transform A&B from a diversified conglomerate to a focused commercial real estate company. He accomplished this goal and, in the process, assembled the strongest real estate team in the state,” said Eric Yeaman, A&B’s chairman of the Board. “Consistent with his long-term intent to retire at age 60, he is handing the reins to that team to lead A&B into the future. The Board and I appreciate his outstanding leadership over the past seven years.”

“We have accomplished a great deal in transitioning A&B from a diversified operating business to a focused real estate company. I’m particularly proud of our focus on Hawai`i and our commitment to the local community,” said Benjamin. “With a stellar team of real estate experts in place under the leadership of Lance Parker, I am confident in A&B’s trajectory as a Hawai`i commercial real estate company.”

Lance Parker, formerly head of A&B’s real estate division, was named COO in 2021 and promoted to president earlier this year. He was instrumental in transforming A&B into one of Hawai`i's leading commercial real estate companies and the only real estate investment trust focused on and headquartered in the state. Parker joined the Company in 2004 in an acquisition role and has held positions of steadily increasing responsibility throughout his career at A&B. Parker oversaw the highly successful migration of A&B's once-disparate mainland commercial portfolio back to Hawai`i and the development of a fully-integrated, in-house property management and leasing capability.

“We are very fortunate to have someone of Lance’s caliber to step into the CEO role and are confident in his ability to lead A&B to new levels. His 28-plus years of commercial real estate experience, deep Hawai`i roots and commitment to the community will enable him to continue to grow our thriving real estate portfolio and create value for all our stakeholders,” added Yeaman. “We look forward to working with Lance as he embarks upon the next phase of growth for the Company.”

“I am honored to have been selected as A&B’s next CEO,” said Parker. “I look forward to continuing to work with our dedicated employees and Board of Directors to expand A&B’s real estate portfolio and strengthen our position as Partners for Hawai`i.”

Born and raised in Hawai`i, Parker began his career in commercial real estate in Southern California before returning to the islands to join the Company. He holds a bachelor's degree in finance from the University of Southern California and is a graduate of Kamehameha Schools.

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ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai'i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai`i, including 22 retail centers, 12 industrial assets and four office properties, as well as 141 acres of ground leases. A&B is expanding and strengthening its Hawai`i CRE portfolio and achieving its strategic focus on commercial real estate by monetizing its remaining non-core assets. Over its 153-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries.

Learn more about A&B at www.alexanderbaldwin.com.

Contact: Andrea Galvin; 808-525-8404; agalvin@abhi.com

SOURCE Alexander & Baldwin, Inc.